Exhibit (d)(2)

                     CDC NVEST TAX EXEMPT MONEY MARKET TRUST

                             SUB-ADVISORY AGREEMENT
                      (REICH & TANG ASSET MANAGEMENT, LLC)


     Sub-Advisory Agreement (this "Agreement") entered into as of 1st day of October, 2001, by and among CDC Nvest Tax Exempt Money Market Trust, a Massachusetts business trust (the "Trust"), CDC IXIS Asset Management Advisers, L.P., a Delaware limited partnership (the "Manager"), and Reich & Tang Asset Management, LLC, a Delaware limited liability company (the "Sub-Adviser").

     WHEREAS, the Manager has entered into an Advisory Agreement dated October 30, 2000 (the "Advisory Agreement") with the Trust, relating to the provision of portfolio management and administrative services to the Trust;

     WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

     WHEREAS, the Manager and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Trust, the Manager and the Sub-Adviser agree as follows:

     1. SUB-ADVISORY SERVICES.

                  a. The Sub-Adviser shall, subject to the supervision of the Manager and of any administrator appointed by the Manager (the "Administrator"), manage the investment and reinvestment of the assets of the Trust, and have the authority on behalf of the Trust to vote all proxies and exercise all other rights of the Trust as a security holder of companies in which the Trust from time to time invests. The Sub-Adviser shall manage the Trust in conformity with (1) the investment objective, policies and restrictions of the Trust set forth in the Trust's prospectus and statement of additional information relating to the Trust, (2) any additional policies or guidelines established by the Manager or by the Trust's Trustees that have been furnished in writing to the Sub-Adviser and (3) the provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code), all as from time to

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         time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act") and the rules and regulations thereunder. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Trust, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Trust may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine.

                  b. The Sub-Adviser shall furnish the Manager and the Administrator monthly, quarterly and annual reports concerning portfolio transactions and performance of the Trust in such form as may be mutually agreed upon, and agrees to review the Trust and discuss the management of it. The Sub-Adviser shall permit all books and records with respect to the Trust to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Sub-Adviser shall also provide the Manager with such other information and reports as may reasonably be requested by the Manager from time to time, including without limitation all material requested by or required to be delivered to the Trustees of the Trust.

                  c. The Sub-Adviser shall provide to the Manager a copy of the Sub-Adviser's Form ADV as filed with the Securities and Exchange Commission and a list of the persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Trust.

         2.       OBLIGATIONS OF THE MANAGER.

                  a. The Manager shall provide (or cause the Trust's Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets of the Trust, cash requirements and cash available for investment in the Trust, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

                  b. The Manager has furnished the Sub-Adviser a copy of the prospectus and statement of additional information of the Trust and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Sub-Adviser with minutes of meetings of the Trustees of the Trust applicable to the Trust to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports made by the Trust to its

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         shareholders, and any further materials or information which the
         Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

     3. CUSTODIAN. The Manager shall provide the Sub-Adviser with a copy of the Trust's agreement with the custodian designated to hold the assets of the Trust (the "Custodian") and any modifications thereto (the "Custody Agreement"), copies of such modifications to be provided to the Sub-Adviser a reasonable time in advance of the effectiveness of such modifications. The assets of the Trust shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Trust shall be delivered directly to the Custodian.

     4. PROPRIETARY RIGHTS. The Manager agrees and acknowledges that the Sub-Adviser is the sole owner of the name "Reich & Tang Asset Management, LLC" and that all use of any designation consisting in whole or part of "Reich & Tang Asset Management, LLC" under this Agreement shall inure to the benefit of the Sub-Adviser. The Manager on its own behalf and on behalf of the Trust agrees not to use any such designation in any advertisement or sales literature or other materials promoting the Trust, except with the prior written consent of the Sub-Adviser. Without the prior written consent of the Sub-Adviser, the Manager shall not, and the Manager shall use its best efforts to cause the Trust not to, make representations regarding the Sub-Adviser in any disclosure document, advertisement or sales literature or other materials relating to the Trust. Upon termination of this Agreement for any reason, the Manager shall cease, and the Manager shall use its best efforts to cause the Trust to cease, all use of any such designation as soon as reasonably practicable.

     5. EXPENSES. Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any organizational, operational or business expenses of the Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Trust, and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision of any law shall be the sole responsibility of the Manager. The Manager and the Sub-Adviser shall not be considered as partners or participants in a joint venture. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement. Neither the Sub-Adviser nor any affiliated person thereof shall be entitled to any compensation from the Manager or the Trust with respect to service by any affiliated person of the Sub-Adviser as an officer or trustee of the Trust (other than the compensation to the Sub-Adviser payable by the Manager pursuant

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to Section 7 hereof).

     6. PURCHASE AND SALE OF ASSETS. The Sub-Adviser shall place all orders for the purchase and sale of securities for the Trust with brokers or dealers selected by the Sub-Adviser, which may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rule 17e-1 under the 1940 Act in all respects. To the extent consistent with applicable law, purchase or sell orders for the Trust may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Adviser. The Sub-Adviser shall use its best efforts to obtain execution of transactions for the Trust at prices which are advantageous to the Trust and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Adviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Trust and/or other accounts serviced by the Sub-Adviser. To the extent consistent with applicable law, the Sub-Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Trust or to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Adviser in managing the Trust.

     To the extent permitted by applicable law, and in all instances subject to the foregoing policy of best execution, the Sub-Adviser may allocate brokerage transactions in a manner that takes into account the sale of shares of one or more funds distributed by CDC IXIS Asset Management Distributors, L.P. ("CDC IXIS Distributors"). In addition, the Sub-Adviser may allocate brokerage transactions to broker-dealers (including affiliates of CDC IXIS Distributors) that have entered into arrangements in which the broker-dealer allocates a portion of the commissions paid by a fund toward the reduction of that fund's expenses, subject to the policy of best execution.

     7. COMPENSATION OF THE SUB-ADVISER. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid at the annual rate of 0.17% of the first $250 million of the average daily net assets of the Trust, 0.14% of the next $250 million of the average daily net assets of the Trust, 0.13% of the next $500 million of the average daily net assets of the Trust and 0.10% of such assets in excess of $1 billion (or such lesser amount as the Sub-Adviser may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in

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arrears or at such other intervals,  not less frequently than quarterly,  as the
Manager is paid by the Trust pursuant to the Advisory Agreement.

     8. NON-EXCLUSIVITY. The Manager and the Trust agree that the services of the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Sub-Adviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Sub-Adviser of its duties and obligations under this Agreement. The Manager and the Trust recognize and agree that the Sub-Adviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Trust. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager.

     9. LIABILITY. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Sub-Adviser nor any of its officers, directors, partners, employees or agents (the "Indemnified Parties") shall be subject to any liability to the Manager, the Trust or any shareholder of the Trust for any error of judgment, any mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties or by reason of reckless disregard by the Sub-Adviser of its obligations and duties hereunder. The Manager shall hold harmless and indemnify the Sub-Adviser for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Trust that is not based upon the obligations of the Sub-Adviser under this Agreement.

     The Manager acknowledges and agrees that the Sub-Adviser makes no representation or warranty, expressed or implied, that any level of performance or investment results will be achieved by the Trust or that the Trust will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

     10. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the date of its execution, and

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                  a.  unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

                  b. this Agreement may at any time be terminated on sixty days' written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust;

                  c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

                  d. this Agreement may be terminated by the Sub-Adviser on ninety days' written notice to the Manager and the Trust, or by the Manager on ninety days' written notice to the Sub-Adviser.

     Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

     11. AMENDMENT. This Agreement may be amended at any time by mutual consent of the Manager and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Trust and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

     12. CERTAIN DEFINITIONS. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

         13.      GENERAL.

                  a. The Sub-Adviser may perform its services through any employee, officer or agent of the Sub-Adviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus of the Trust shall perform the day-to-day portfolio management duties described therein until the Sub-Adviser notifies the Manager that one or more other employees, officers or agents of the

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         Sub-Adviser, identified in such notice, shall assume such duties as of a specific date.

                  b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

                  c. In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

                  d. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.


CDC IXIS ASSET MANAGEMENT ADVISERS, L.P.
By CDC IXIS Asset Management Distribution Corporation, its general partner


By: /S/ JOHN T. HAILER
 Name: John T. Hailer
Title:   President



REICH & TANG ASSET MANAGEMENT, LLC


By: /S/ RICHARD DE SANCTIS
Name:    Richard De Sanctis
Title:   Executive Vice President & Chief Financial Officer



CDC NVEST TAX EXEMPT MONEY MARKET TRUST



By: /S/ JOHN T. HAILER
Name: John T. Hailer
Title:   President

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                                     NOTICE

     A copy of the Agreement and Declaration of Trust establishing CDC Nvest Tax Exempt Money Market Trust (the "Fund") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Trust.

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